Press Release	Source: Vitro Diagnostics, Inc.

Vitro Biopharma Appoints Jeff Liter to its Board of Directors

Golden, Colorado—August 20, 2014—Vitro Diagnostics, Inc. (OTCQB: VODG), dba Vitro Biopharma is pleased to announce the appointment of Mr. Jeff Liter to its Board of Directors.  Mr. Liter is a versatile business executive who has consistently delivered profitable revenue growth across multiple businesses, industries and geographic regions. He presently serves as the Chief Operating Officer of Progenitor Cell Therapy (PCT), a division of NeoStem a stem cell firm traded on the New York Stock Exchange.  His impressive accomplishments include leading 10 M & A transactions from $4M to $2.6B in their entirety.  It is anticipated that Mr. Liter will accelerate the rapid growth that Vitro Biopharma is now experiencing, especially in enhanced strategic focus, finance, M&A and other growth initiatives as well.

Prior to his position at PCT, Jeff served as managing director of On Point Consulting, a post- acquisition consulting service specialized in the life sciences industry.    From January 2010 to September 2011, he was Director of Strategy, Business Development and Licensing for Beckman Coulter where he was responsible for business development of the immunoassay and molecular diagnostics group. From December 2008 to January 2010 he was managing director of On Point Consulting.  From October 2006 to November 2008, he was Vice President of Corporate Business Development for ADC Telecommunications, a global leader in telecommunications.  He led M&A, minority investments, strategic partnerships, divestitures and business unit strategy development while at ADC.  From 1999 to 2006 he held other positions with ADC Telecommunications including Director of Corporate Development.

Jeff Liter said, “I am extremely honored to join Vitro Biopharma’s board and the management team.  Vitro Biopharma has a unique set of intellectual capital, tools and technologies that can be harnessed to deliver substantial value to the nascent industry of regenerative medicine. I look forward to playing a role in participating in the continued success of Vitro Biopharma.”

Dr. Jim Musick, Vitro Biopharma’s President & CEO said, “We are very pleased to announce the addition of Jeff Liter to our Board of Directors.  We look forward to further acceleration in revenue growth through his assistance with our existing strategic initiatives in stem cell tools and developing our stem cell therapeutic pipelines as well.  Our present growth in revenues has been catalyzed by Mr. Pete Shuster, a current outside Director, and I see similar synergies with Mr. Liter.  It is apparent that his work with Progenitor Cell Therapies will be an asset through his direct management of cGMP-compliant facility and extensive experience and contacts within the stem cell industry.  We share a vision of the important roles of optimizing growth through collaboration and appropriate strategic alliances.”

Pete Shuster, a Director of Vitro Biopharma and the CEO & founder of Neuromics said, “Mr. Jeff Liter is an important and timely addition to our board. We are active in several important initiatives. The first could involve high volume clinical grade manufacturing of our MSC-Gro™ media and the second could require diagnostic testing of TBI patients to assess the potency of endogenous stem cell activating solutions for repair and regenerations.  As demand grows for our solutions in clinical settings, the company will face new and unique challenges. I am confident Mr. Liter will prove key in helping us successfully navigate these challenges”.

About Vitro Biopharma

Vitro Diagnostics, Inc. dba Vitro Biopharma (OTCQB: VODG; http://www.vitrobiopharma.com), owns US patents for production of FSH, immortalization of pituitary cells, and a cell line that produces beta islets for use in treatment of diabetes.  In 2011, Vitro Biopharma out-licensed its intellectual property related to treatment of infertility to Dr. James Posillico, a renowned expert in Assisted Reproductive Technologies.  Vitro Biopharma also owns a pending patent for methods of mesenchymal stem cell (MSC) generation and related materials. Vitro Biopharma’s mission is “Harnessing the Power of Cells™” for the advancement of regenerative medicine to its full potential. Vitro Biopharma operates within a modern biotechnology manufacturing, R&D and corporate facility in Golden, Colorado.  Vitro Biopharma manufactures and sells “Tools for Stem Cell and Drug Development™”, including human mesenchymal stem cells and derivatives, the MSC-Gro™ Brand of optimized media for MSC self-renewal and lineage-specific differentiation.  In addition to our FSH patent licensee, Vitro Biopharma maintains several strategic partnerships including an alliance with Neuromics, Inc. (www.neuromics.com).  Neuromics, Inc. is a primary distributor of Vitro Biopharma products and a well established manufacturer and distributor of a large variety of life science research products especially focused on cell-based assay systems We jointly manufacture stem cell assay systems with HemoGenix®, Inc. (http://www.hemogenix.com/), known as the MSCglo quantitative assay for determination of MSC quality, potency and response to toxic agents.    Also, Vitro Biopharma’s CEO is a consultant on an NSF grant at the City College of New York to advise Dr. Lane Gilcrest, Professor of Materials Science and Engineering, and his colleagues regarding the development of novel extracellular materials for use in self-renewal and differentiation of mesenchymal stem cells.

Vitro Biopharma received the Frost and Sullivan Technology Innovation Leadership Award for the industry sector: Stem Cell Tools and Technology in North America, 2014.

Safe Harbor Statement

Statements herein regarding financial performance have not yet been reported to the SEC nor reviewed by the Company’s auditors. Certain statements contained herein and subsequent statements made by and on behalf of the Company, whether oral or written may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are identified by words such as “intends,” “anticipates,” “believes,” “expects” and “hopes” and include, without limitation, statements regarding the Company’s plan of business operations, product research and development activities, potential contractual arrangements, receipt of working capital, anticipated revenues and related expenditures.  Factors that could cause actual results to differ materially include, among others, acceptability of the Company’s products in the market place, general economic conditions, receipt of additional working capital, the overall state of the biotechnology industry and other factors set forth in the Company’s filings with the Securities and Exchange

Commission.  Most of these factors are outside the control of the Company.  Investors are cautioned not to put undue reliance on forward-looking statements.  Except as otherwise required by applicable securities statutes or regulations, the Company disclaims any intent or obligation to update publicly these forward looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

 Dr. James Musick

Chief Executive Officer

Vitro Biopharma

(303) 999-2130 Ext. 3

E-mail: jim@vitrobiopharma.com

Source: Vitro Diagnostics, Inc.